EXHIBIT 99.1

Civeo Announces Fourth Quarter and Full Year 2014 Earnings

  Fourth quarter revenue and Adjusted EBITDA, excluding impairments and other items, exceeded previously provided guidance
  Maintaining first quarter 2015 guidance and adjusting full year guidance for weakness in Australian and Canadian dollars
  Continue to focus on maximizing occupancy and revenues, reducing costs and limiting capital spending

HOUSTON, March 12, 2015 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial results for the fourth quarter and full year ended December 31, 2014.

Bradley J. Dodson, President and Chief Executive Officer of Civeo, said, "Given the challenging market environment, we are pleased to have generated results at the upper end of our guidance for the fourth quarter 2014. We expect conditions to remain difficult in 2015, and our focus is on capturing as much occupancy as possible. Management is focused on further reducing our cost structure and maintaining a prudent approach to capital spending."

Mr. Dodson continued, "We continue to make progress on the migration to Canada, and remain confident that re-domiciling will provide the most efficient structure for Civeo to allocate capital to debt reduction and growth investments. Timing of the migration remains on track for the second or third quarter of 2015."

FOURTH QUARTER 2014 RESULTS

In the fourth quarter of 2014, the Company generated revenues of $219.7 million and Adjusted EBITDA of $77.7 million. Net loss for the quarter was $271.6 million, or $2.54 per diluted share, which includes $282.3 million in pre-tax charges, or $2.73 per diluted share after-tax, related to goodwill, fixed asset and intangible assets impairments, transition and migration costs and deferred income taxes. Excluding these charges, the Company generated $18.0 million of adjusted net income, or $0.19 per diluted share.

(EBITDA is defined as net income plus interest, taxes, depreciation and amortization and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those incurred associated with the spin-off and the migration).

In the fourth quarter of 2013, the Company generated revenues of $258.5 million. Net income in the year ago period was $45.5 million, or $0.43 per diluted share. Adjusted EBITDA in the fourth quarter of 2013 was $105.9 million.

Revenues and Adjusted EBITDA declined in 2014 as compared to 2013 primarily due to lower occupancy levels in both the Australian villages and Canadian lodges and lower average daily rates at the Canadian lodges. In addition, fourth quarter 2014 results were impacted by the unfavorable impact of a stronger U.S. dollar compared to the Canadian dollar and the Australian dollar, both of which declined in relative value by 8% on a year-over-year basis.

The charges taken in the fourth quarter of 2014 were:

  A $278.9 million pre-tax charge, or $2.37 per diluted share after-tax loss, from goodwill, fixed asset and intangible asset impairments;
  a $34.9 million after-tax loss ($0.33 per diluted share after-tax loss) from the establishment of a deferred tax liability related to a portion of the Company's undistributed foreign earnings which Civeo no longer expects to indefinitely reinvest and a valuation allowance against certain deferred tax assets; and
  a $3.5 million pre-tax expense, or $0.03 per diluted share after-tax loss, from transition costs incurred in connection with the spin-off from Oil States and the proposed migration to Canada.

FULL YEAR 2014 RESULTS

For the full year 2014, the Company reported revenues of $942.9 million, Adjusted EBITDA of $339.8 million and a net loss of $189.0 million, or $1.77 per diluted share.

In 2013, the Company reported revenues of $1,041.1 million, Adjusted EBITDA of $425.0 million and net income of $181.9 million, or $1.70 per diluted share, which included a pre-tax gain of $4.0 million, or $0.02 per diluted share after-tax.

The decline in revenues and Adjusted EBITDA in 2014 as compared to 2013 was largely driven by the weakening of the Canadian and Australian dollars and decreased occupancy and room rates in both our Canada and Australian segments. In the later part of 2014 we saw reduced capital spending by our customers, but we reacted quickly and reduced operating costs to be better positioned for 2015.

Full year 2014 results included the following items:

  a $290.5 million pre-tax charge, or $2.45 per diluted share after-tax loss, from goodwill, fixed asset and intangible asset impairments;
  a $34.9 million after-tax loss ($0.33 per diluted share after-tax loss) from the establishment of a deferred tax liability related to a portion of the Company's undistributed foreign earnings which Civeo no longer expects to indefinitely reinvest and a valuation allowance against certain deferred tax assets;
  a $7.8 million pre-tax expense, or $0.05 per diluted share after-tax loss, related to transition costs and debt extinguishment costs incurred in connection with the spin-off from Oil States;
  a $4.1 million pre-tax expense, or $0.03 per diluted share after-tax loss, from severance costs associated with the termination of an executive; and
  a $2.6 million pre-tax expense, or $0.02 per diluted share after-tax loss from costs associated with the proposed migration to Canada.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results for the fourth quarter of 2014 to the results for the fourth quarter of 2013. The 2014 results discussed below exclude the non-recurring charges and transaction expenses detailed above.)

Canada

The Canadian segment generated revenues of $150.5 million and Adjusted EBITDA of $56.4 million for the fourth quarter of 2014 compared to revenues and Adjusted EBITDA of $174.7 million and $67.2 million, respectively, in the fourth quarter of 2013. The Company's fourth quarter 2014 results were negatively impacted by a weaker Canadian dollar relative to the U.S. dollar, which reduced revenues by $12.3 million and Adjusted EBITDA by $4.6 million. Excluding the year-over-year impact of exchange rates, revenues would have decreased $11.9 million and Adjusted EBITDA would have decreased $6.2 million. On a constant currency basis, revenues decreased due to reduced occupancy at lodges, as well as lower contract camp revenue due to large projects that did not recur in 2014. These items were partially offset by the opening of the Company's McClelland Lake lodge. Additionally, SG&A expenses were lower year-over-year due to reduced compensation expense and overhead. RevPAR decreased 21% year-over-year to $96 in the fourth quarter of 2014, compared to $122 in the fourth quarter of 2013. The RevPAR decrease was attributable to declining foreign exchange rates and lower occupancy and room rates.

Australia

The Australian segment generated revenues of $49.4 million and Adjusted EBITDA of $25.0 million for the fourth quarter of 2014 compared to revenues and Adjusted EBITDA of $63.9 million and $37.3 million, respectively, in the fourth quarter of 2013. The Company's fourth quarter 2014 results were negatively impacted by a weaker Australian dollar relative to the U.S. dollar, which reduced revenues by $4.1 million and Adjusted EBITDA by $2.1 million. Excluding the year-over-year impact of exchange rates, revenues would have decreased $10.4 million and Adjusted EBITDA would have decreased $10.2 million. On a constant currency basis, the revenue and Adjusted EBITDA declines were primarily due to lower occupancy resulting from reduced customer commitments and lower overall customer activity and spending in the Bowen Basin, partially offset by contributions from the Boggabri Village that opened late in the fourth quarter of 2013. RevPAR decreased 23% year-over-year to $58 in the fourth quarter of 2014, compared to $75 in the fourth quarter of 2013. The RevPAR decrease was attributable to the weaker Australian dollar and lower occupancy levels for the Australian villages.

U.S.

The U.S. segment generated revenues of $19.8 million and Adjusted EBITDA of $2.1 million for the fourth quarter of 2014, compared to revenues and EBITDA of $19.8 million and $3.4 million, respectively, in the fourth quarter of 2013. EBITDA decreased year-over-year due to lower U.S. drilling activity in the Bakken, Rockies and Texas markets, increased competition and lower pricing.

INCOME TAXES

The Company recognized income tax expense of $15.0 million, which resulted in an effective tax rate of (5.8%) in the fourth quarter of 2014 compared to income tax expense of $12.7 million, and an effective tax rate of 21.7%, in the fourth quarter of 2013. The negative effective tax rate in the fourth quarter of 2014 is primarily due to the effect of non-deductible goodwill impairment charges, an $8.8 million valuation allowance against certain deferred tax assets, and the establishment of a $25.3 million deferred tax liability related to a portion of previously undistributed foreign earnings which the Company no longer expects to indefinitely reinvest due to the expected required reduction in our outstanding indebtedness discussed below.

FINANCIAL CONDITION

The Company invested $42.9 million in capital expenditures during the fourth quarter of 2014. Capital spending during the quarter was primarily related to the Canadian business, which included the initial construction of the McClelland Lake lodge, as well as routine capital maintenance spending in Canada and Australia. The Company currently expects to spend approximately $75 to $85 million in capital expenditures for the full year of 2015.

As of the end of the fourth quarter, the Company had total liquidity of approximately $685.5 million, comprising $422.2 million available under its credit facilities and $263.3 million of cash on hand. Based on our current forecasts for 2015, we expect that we will be required to reduce our outstanding indebtedness in order to comply with the maximum leverage ratio covenant as required under our Credit Facility, particularly in the third and fourth quarters of 2015.

FIRST QUARTER AND FULL YEAR 2015 GUIDANCE

The Company today reaffirmed first quarter 2015 guidance of $160 million to $175 million in revenues and $45 million to $55 million in EBITDA. Given the significant weakness in the Australian and Canadian dollars, each of which has declined by more than 5% relative to the U.S. dollar since December 2014, the Company is revising full year 2015 guidance to $520 to $560 million in revenues and EBITDA of $130 million to $150 million.

INVESTOR CONFERENCE CALL

Civeo will answer questions about its fourth quarter 2014 financial results during an investor conference call tomorrow, March 13, 2015 at 8:30 am Eastern time. This call is being webcast and can be accessed at Civeo's web site at http://www.civeo.com. Participants may also join the conference call by dialing (888) 517-2458 in the United States or by dialing +1 847 413 3538 internationally and using the passcode of 8254316. A replay of the conference call will be available ninety minutes after the completion of the call by dialing (888) 843-7419 in the United States or by dialing +1 630 652 3042 internationally and entering the passcode of 8254316.

ABOUT CIVEO

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of seventeen lodges and villages in operation in Canada and Australia, with an aggregate of more than 22,000 rooms. Civeo is publicly traded under the symbol "CVEO" on the NYSE. For more information, please visit Civeo's website at http://www.civeo.com.

FORWARD LOOKING STATEMENTS

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, natural gas, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, natural gas, iron ore and other minerals, risks associated with the execution of the Company's migration, including, among other things, risks associated with obtaining any required shareholder approval, successful refinancing of the Company's debt and changes in tax laws or their interpretations, the ability to realize the anticipated benefits thereof, the impact thereof on the Company's relationships, including with employees, customers, competitors and investors, and other factors discussed in the "Business" and "Risk Factors" sections of the amended Form 10 filed by the Company with the Securities and Exchange Commission ("SEC") on May 8, 2014, the Company's subsequent SEC filings and the registration statement on the Form S-4 filed by Civeo Canadian Holdings ULC, a subsidiary of the Company ("Civeo Canada"), with the SEC on December 31, 2014 in connection with the migration. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION

This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. In connection with the proposed migration, on December 31, 2014, Civeo Canada filed with the SEC a registration statement on Form S-4 (the "Form S-4") that includes a preliminary prospectus of Civeo Canada and a preliminary proxy statement of Civeo, and each of Civeo and Civeo Canada will be filing documents with the SEC which contain other relevant materials in connection with the proposed migration. The Form S-4 has not yet become effective. A definitive proxy statement/prospectus will be mailed to the shareholders of Civeo once the Form S-4 has been declared effective by the SEC. INVESTORS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) CAREFULLY AND ANY OTHER MATERIALS IF AND WHEN THEY BECOME AVAILABLE AND EFFECTIVE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MIGRATION AND CIVEO. Investors may obtain a free copy of the proxy statement/prospectus and other relevant documents (when available) filed and to be filed with the SEC from the SEC's web site at www.sec.gov or at Civeo's web site at www.civeo.com. Investors will also be able to obtain, without charge, a copy of the proxy statement/prospectus and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, Civeo Corporation, 333 Clay Street, Suite 4980, Houston, TX 77002, telephone 713.510.2400.

Civeo Corporation and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company's shareholders in connection with the migration. Information about these persons is set forth in the Form S-4 and in documents subsequently filed by its directors and officers under the Securities Exchange Act of 1934, as amended. Investors may obtain additional information regarding the interests of such persons, which may be different from those of Civeo's shareholders generally, by reading the proxy statement/prospectus and other relevant documents regarding the migration to be filed with the SEC when they become available.

CIVEO CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2014	2013	2014	2013
	(unaudited)
Revenues	$ 219,694	$ 258,477	$ 942,891	$ 1,041,104

Costs and expenses:
Cost of sales and services	131,005	134,447	544,921	549,615
Selling, general and administrative expenses	19,276	19,213	70,345	69,590
Spin-off and formation costs	853	--	4,350	--
Depreciation and amortization expense	47,200	42,703	174,970	167,213
Impairment expense	278,898	--	290,508	--
Other operating expense (income)	436	(1,565)	688	(4,770)
	477,668	194,798	1,085,782	781,648
Operating income (loss)	(257,974)	63,679	(142,891)	259,456

Interest expense to affiliates	--	(5,076)	(6,980)	(18,933)
Interest expense to third-parties, net of capitalized interest	(5,951)	(1,067)	(14,396)	(6,029)
Loss on extinguishment of debt	--	--	(3,455)	(1,207)
Interest income	1,074	1,084	3,915	2,332
Other income	6,513	(89)	7,524	3,749
Income (loss) before income taxes	(256,338)	58,531	(156,283)	239,368
Income tax provision	(14,968)	(12,706)	(31,379)	(56,056)
Net income (loss)	(271,306)	45,825	(187,662)	183,312
Less: Net income attributable to noncontrolling interest	328	372	1,381	1,436
Net income (loss) attributable to Civeo Corporation	$ (271,634)	$ 45,453	$ (189,043)	$ 181,876

Net income (loss) per share attributable to Civeo Corporation common stockholders:
Basic	$ (2.54)	$ 0.43	$ (1.77)	$ 1.70
Diluted	$ (2.54)	$ 0.43	$ (1.77)	$ 1.70

Weighted average number of common shares outstanding (1):
Basic	106,322	106,293	106,306	106,293
Diluted	106,322	106,460	106,306	106,460

Dividends per common share	$ 0.13	$ --	$ 0.26	$ --

(1) On May 30, 2014, 106,538 thousand shares of our common stock were distributed to Oil States stockholders in connection with the Spin-Off. For comparative purposes, and to provide a more meaningful calculation of weighted-average shares outstanding, we have assumed this amount to be outstanding as of the beginning of each period prior to the separation presented in the calculation of weighted-average shares. In addition, we have assumed the dilutive securities outstanding at May 30, 2014 were also outstanding for each of the periods prior to the Spin-Off presented.

CIVEO CORPORATION CONSOLIDATED BALANCE SHEETS
(in thousands)

	DECEMBER 31, 2014	DECEMBER 31, 2013

Current assets:
Cash and cash equivalents	$ 263,314	$ 224,128
Accounts receivable, net	160,253	177,845
Inventories	13,228	29,815
Prepaid expenses and other current assets	27,161	7,956
Total current assets	463,956	439,744

Property, plant and equipment, net	1,248,430	1,325,867
Goodwill, net	45,260	261,056
Other intangible assets, net	50,882	75,675
Other noncurrent assets	20,633	20,895
Total assets	$ 1,829,161	$ 2,123,237

Current liabilities:
Accounts payable	$ 36,277	$ 45,376
Accrued liabilities	22,512	26,874
Income taxes	61	2,761
Current portion of long-term debt	19,375	--
Deferred revenue	18,539	19,571
Other current liabilities	21,677	2,470
Total current liabilities	118,441	97,052

Long-term debt to affiliates	--	335,171
Long-term debt to third-parties	755,625	--
Deferred income taxes	55,500	79,739
Other noncurrent liabilities	39,486	18,530
Total liabilities	969,052	530,492

Stockholders' equity / Net investment:
Common stock	1,067	--
Additional paid-in capital	1,300,042	--
Retained earnings / accumulated deficit	(244,617)	--
Oil States International, Inc. net investment	--	1,651,013
Accumulated other comprehensive loss	(198,491)	(59,979)
Total Civeo Corporation stockholders' equity / Oil States International, Inc. net investment	858,001	1,591,034
Noncontrolling interest	2,108	1,711
Total stockholders' equity / net investment	860,109	1,592,745
Total liabilities and stockholders' equity / net investment	$ 1,829,161	$ 2,123,237

CIVEO CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	TWELVE MONTHS ENDED DECEMBER 31,
	2014	2013

Cash flows from operating activities:
Net income (loss)	$ (187,662)	$ 183,312
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	174,970	167,213
Impairment charges	290,508	--
Loss on extinguishment of debt	3,455	1,207
Deferred income tax provision	4,333	11,607
Non-cash compensation charge	6,283	4,894
Gains on disposals of assets	(5,877)	(2,395)
Provision for loss on receivables	(1,276)	2,099
Fair value adjustment of contingent consideration	--	(3,448)
Other, net	1,096	506
Changes in operating assets and liabilities:
Accounts receivable	4,840	12,554
Inventories	15,174	(11,885)
Accounts payable and accrued liabilities	(167)	(28,257)
Taxes payable	(16,738)	(24,921)
Other current assets and liabilities, net	2,114	24,892
Net cash flows provided by operating activities	291,053	337,378

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(251,158)	(291,694)
Proceeds from disposition of property, plant and equipment	12,086	7,488
Net cash flows used in investing activities	(239,072)	(284,206)

Cash flows from financing activities:
Revolving credit borrowings and (repayments), net	--	(47,901)
Term loan borrowings, net of issuance costs	775,000	--
Debt issuance costs	(9,235)	--
Term loan repayments	--	(82,762)
Dividends paid	(27,790)	--
Distributions to Oil States	(750,000)	--
Contributions from Oil States	28,257	160,998
Net cash flows provided by financing activities	16,232	30,335

Effect of exchange rate changes on cash	(29,027)	(20,775)

Net change in cash and cash equivalents	39,186	62,732

Cash and cash equivalents, beginning of period	224,128	161,396

Cash and cash equivalents, end of period	$ 263,314	$ 224,128

CIVEO CORPORATION SEGMENT DATA (in thousands)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2014	2013	2014	2013
Revenues	(unaudited)
Canada	$ 150,502	$ 174,728	$ 661,416	$ 710,538
Australia	49,432	63,947	213,279	255,457
United States	19,760	19,802	68,196	75,109
Total revenues	$ 219,694	$ 258,477	$ 942,891	$ 1,041,104

EBITDA (1)
Canada	$ 39,156	$ 67,247	$ 214,860	$ 278,964
Australia	(161,268)	37,337	(87,000)	141,797
United States	(73,641)	3,388	(65,574)	16,521
Corporate and eliminations	(8,836)	(2,051)	(24,064)	(8,300)
Total EBITDA	$ (204,589)	$ 105,921	$ 38,222	$ 428,982

Adjusted EBITDA (1)
Canada	$ 56,441	$ 67,247	$ 236,271	$ 278,964
Australia	25,019	37,337	108,550	141,797
United States	2,050	3,388	12,900	12,516
Corporate and eliminations	(5,768)	(2,051)	(17,944)	(8,300)
Total adjusted EBITDA	$ 77,742	$ 105,921	$ 339,777	$ 424,977

Operating income (loss)
Canada	$ (4,163)	$ 44,643	$ 106,580	$ 190,470
Australia	(182,009)	20,513	(155,851)	75,197
United States	(80,295)	(4,727)	(86,959)	(3,320)
Corporate and eliminations	8,493	3,250	(6,661)	(2,891)
Total operating income (loss)	$ (257,974)	$ 63,679	$ (142,891)	$ 259,456

(1) The term EBITDA is defined as net income plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those incurred associated with the Spin-Off. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.
The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2014	2013	2014	2013

Net income	$ (271,634)	$ 45,453	$ (189,043)	$ 181,876
Income tax provision	14,968	12,706	31,379	56,056
Depreciation and amortization	47,200	42,703	174,970	167,213
Interest income	(1,074)	(1,084)	(3,915)	(2,332)
Interest expense	5,951	6,143	24,831	26,169
EBITDA	$ (204,589)	$ 105,921	$ 38,222	$ 428,982
Adjustments to EBITDA
Impairment of intangible asset (a)	3,196		12,185
Impairment of fixed assets (b)	72,973		75,594
Impairment of goodwill (c)	202,729		202,729
Severance costs (d)			4,117
Transition costs (e)	853		4,350
Migration costs (f)	2,580		2,580
Reversal of earnout liability (g)				(4,005)
Adjusted EBITDA	$ 77,742	$ 105,921	$ 339,777	$ 424,977

(a) Relates to the fourth quarter 2014 impairment of an intangible asset in the U.S. and the second quarter 2014 impairment of an intangible asset in Australia. The U.S. intangible impairment resulted from an assessment of the carrying value of our long-lived assets, which evaluation included amortizable intangible assets. The $3.2 million impairment ($2.1 million after-tax, or $0.02 per diluted share), which is related to our U.S. segment, is included in Impairment expense on the statements of operations. Due to the Spin-Off, and the resulting rebranding of the Company's Australian operations from The Mac to Civeo Australia, it was determined that the fair value of an intangible asset associated with The Mac brand was zero. The $9.0 million impairment ($6.3 million after-tax, or $0.06 per diluted share), which is related to our Australia segment, is included in Impairment expense on the statements of operations.

(b) Relates to the fourth quarter 2014 impairment of long-lived assets in the U.S. and Canada and the second quarter 2014 impairment of certain fixed assets which are not in our custody, and for which return has been determined to be uncertain. The $73.0 million fourth quarter impairment includes a $55.8 million fixed asset impairment ($36.3 million after-tax, or $0.34 per diluted share) in our U.S. segment and a $17.2 million impairment ($12.9 million after-tax, or $0.12 per diluted share) in our Canadian segment, is included in Impairment expense on the statements of operations. The $2.6 million impairment ($1.7 million after-tax, or $0.02 per diluted share), which is related to our U.S. segment, is included in Impairment expense on the statements of operations.

(c) Relates to the impairment of goodwill. The $202.7 million impairment ($201.2 million after-tax, or $1.89 per diluted share), which is related to our U.S. and Australian segments, is included in Impairment expense on the statements of operations.

(d) Relates to severance costs associated with the termination of an executive. The $4.1 million expense ($3.1 million after-tax, or $0.03 per diluted share), which is related to our Canadian segment, is included in Selling, general and administrative expenses on the statements of operations.

(e) Relates to transition costs incurred associated with becoming a stand-alone company. The $0.9 million and $4.4 million in costs ($0.6 million and $2.9 million after-tax, or $0.01 and $0.03 per diluted share, respectively), which are primarily corporate in nature, are included in Spin-off and formation costs on the statements of operations.

(f) Relates to costs incurred associated with the Company's proposed redomiciliation to Canada. The $2.6 million in costs ($1.7 million after-tax, or $0.02 per diluted share, respectively), which are primarily corporate in nature, are included in Selling, general and administrative costs on the statements of operations.

(g) Relates to the reversal of an estimated earnout liability associated with a prior acquisition. The $4 million in income ($2.6 million after-tax, or $0.02 per diluted share), which is related to our U.S. segment is included in Other operating expense on the statements of operations.

CIVEO CORPORATION SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA (unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2014	2013	2014	2013

Supplemental Operating Data - Canadian Segment
Revenues ($ in thousands)
Lodge revenues (1)	$ 117,516	$ 131,581	$ 497,216	$ 548,743
Mobile, open camp and product revenues	32,986	43,147	164,200	161,795
Total Canadian revenues	$ 150,502	$ 174,728	$ 661,416	$ 710,538

Average available lodge rooms (2)	13,365	11,762	12,557	11,541

RevPAR for lodges (3)	$ 96	$ 122	$ 108	$ 130

Occupancy in lodges (4)	80%	90%	85%	92%

Canadian dollar to U.S. dollar	$ 0.881	$ 0.953	$ 0.906	$ 0.971

Supplemental Operating Data - Australian Segment
Revenues ($ in thousands)
Village revenues (1)	$ 49,432	$ 63,947	$ 213,279	$ 255,457

Average available village rooms (2)	9,296	9,243	9,271	8,925

RevPAR for villages (3)	$ 58	$ 75	$ 63	$ 78

Occupancy in villages (4)	67%	81%	68%	83%

Australian dollar to U.S. dollar	$ 0.856	$ 0.927	$ 0.902	$ 0.965

(1) Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.

(2) Average available rooms include rooms that are utilized for our personnel.

(3) RevPAR, or revenue per available room, is defined as lodge revenue divided by the product of (a) average available rooms and (b) days in the period. An available room is defined as a calendar day during which the room is available for occupancy.

(4) Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out of service rooms.
CONTACT: Frank C. Steininger
         Civeo Corporation
         Senior Vice President and Chief Financial Officer
         713-510-2400